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                                                                    EXHIBIT 99.1


RESTATED SELECTED FINANCIAL DATA


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
                                                              AT OR FOR THE YEAR ENDED DECEMBER 31,
                                             ------------------------------------------------------------------------
                                                  1999            1998           1997           1996          1995
                                             --------------   ------------   ------------   -----------   -----------
(In millions, except per share data)
OPERATIONS
NET REVENUES                                   $  4,521         $4,465         $3,553         $ 2,559       $ 1,998
                                               --------         -------        -------        -------       -------
Operating expense                                 1,605          1,652          1,130             994           855
Marketing and reservation expense                   596            622            623             522           391
General and administrative expense                  537            544            537             269           212
Depreciation and amortization expense               347            303            222             134            78
Other charges                                     2,947(1)         838(2)         701(3)           --            --
Interest expense, net                               196            112             51              12            16
Net gain on dispositions of businesses             (967)            --             --              --            --
Provision (benefit) for income taxes               (468)           135            207             262           181
Minority interest, net of tax                        61             51             --              --            --
                                               ----------       --------       --------       -------       -------
INCOME (LOSS) FROM CONTINUING OPERATIONS       $   (333)        $  208         $   82         $   366       $   265
                                               ==========       ========       ========       =======       =======
INCOME (LOSS) FROM CONTINUING OPERATIONS PER SHARE:
 Basic                                         $  (0.44)        $ 0.25         $ 0.10         $  0.48       $  0.38
 Diluted                                          (0.44)          0.24           0.10            0.45          0.36
FINANCIAL POSITION
Total assets                                   $ 14,531        $19,421        $13,453         $12,152       $ 7,944
Long-term debt                                    2,445          3,363          1,246             780           320
Assets under management and mortgage
 programs                                         2,726          7,512          6,444           5,729         4,956
Debt under management and mortgage
 programs                                         2,314          6,897          5,603           5,090         4,428
Mandatorily redeemable preferred
 securities issued by subsidiary holding
 solely senior debentures issued by the
 Company                                          1,478          1,472             --              --            --
Shareholders' equity                              2,206          4,836          3,921           3,956         1,898
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(1)   Represents charges of (i) $2,894 million ($1,839 million, after tax or
      $2.45 per diluted share) associated with the preliminary agreement to settle the principal shareholder securities class action suit, (ii) $7 million ($4 million, after tax or $0.01 per diluted share) in connection with the termination of the proposed acquisition of RAC Motoring
      Services, (iii) $21 million ($13 million, after tax or $0.02 per diluted share) of investigation-related costs, (iv) $23 million ($15 million, after tax or $0.02 per diluted share) of additional charges to fund an irrevocable contribution to an independent technology trust responsible for completing the transition of the Company's lodging franchisees to a
      Company sponsored property management system, and (v) $2 million ($1 million, after tax) of costs primarily resulting from the consolidation of European call centers in Cork, Ireland.

(2) Represents charges of (i) $351 million ($228 million, after tax or $0.26 per diluted share) associated with the agreement to settle the PRIDES securities class action suit, (ii) $433 million ($282 million, after tax or $0.32 per diluted share) for the costs of terminating the proposed acquisitions of American Bankers Insurance Group, Inc. and Providian Auto and Home Insurance Company, and (iii) $121 million ($79 million, after tax or $0.09 per diluted share) for investigation-related costs, including incremental financing costs, and executive terminations. Such charges are partially offset by a net credit of $67 million ($44 million, after tax or $0.05 per diluted share) associated with changes to the estimate of previously recorded merger-related costs and other unusual charges.

(3) Represents merger-related costs and other unusual charges of $701 million ($503 million, after tax or $0.59 per diluted share) primarily associated with the merger of HFS Incorporated and CUC International Inc. and the merger with PHH Corporation in April 1997.